OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                      OF

                             GRYPHON HOLDINGS INC.
                                      AT
                             $18.00 NET PER SHARE
                                      BY
                             MG ACQUISITION CORP.
                         A WHOLLY OWNED SUBSIDIARY OF

                               MARKEL CORPORATION

          THE OFFER, AND WITHDRAWAL RIGHTS WILL EXPIRE AT 6:00 P.M.,
 NEW YORK CITY TIME, ON FRIDAY, DECEMBER 4, 1998 UNLESS THE OFFER IS EXTENDED.

                                OCTOBER 20, 1998

To Brokers, Dealers, Commercial Banks,
     Trust Companies and Other Nominees:

     We have been engaged by MG Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Markel Corporation, a Virginia corporation ("Parent"), to act as Dealer Manager in connection with Purchaser's offer to purchase all the outstanding shares of common stock, par value $0.01 per share (the "Common Shares"), of Gryphon Holdings Inc., a Delaware corporation (the "Company"), including the associated Junior Participating Cumulative Preferred Stock Purchase Rights (including any successors thereto, the "Rights") issued pursuant to the Rights Agreement, dated as of June 5, 1995, as amended as of July 28, 1998, between the Company and State Street Bank and Trust Company, as Rights Agent (as such agreement may be further amended and including any successor agreement, the "Rights Agreement"), at a price of $18.00 per Common Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 20, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") enclosed herewith. Unless the context requires otherwise, all references herein to Common Shares shall include the associated Rights, and all references to the Rights shall include the benefits that may inure to the holders of the Rights pursuant to the Rights Agreement, including the right to receive any payment due upon redemption of the Rights. Shares of the Series A 4% Cumulative Convertible Preferred Stock (the "Preferred Shares") of the Company may not be tendered pursuant to the Offer. In the event that a holder of Preferred Shares wants to tender such shares pursuant to the Offer, such holder must first convert the Preferred Shares into Common Shares pursuant to the terms of the Preferred Shares and then tender such Common Shares pursuant to the Offer.

     Unless the Rights are redeemed prior to the Expiration Date (as defined in the Offer to Purchase) of the Offer, holders of Common Shares will be required to tender the associated Rights for each Common Share tendered in order to effect a valid tender of such Common Share. Accordingly, shareholders who sell their Rights separately from their Common Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for the tender of Common Shares. If the Distribution Date (as defined in the Offer to Purchase) has not occurred prior to the Expiration Date, a tender of Common Shares will also constitute a tender of the associated Rights. If a Distribution Date has occurred, certificates representing a number of Rights equal to the number of Common Shares being tendered must be delivered to the Depositary in order for such Common Shares to be validly tendered. If a Distribution Date has occurred, a tender of Common Shares without Rights constitutes an agreement by the tendering shareholder to deliver certificates representing a number of Rights equal to the number of Common Shares tendered pursuant to the Offer to the Depositary within three Nasdaq NM trading days after the date such certificates are distributed. Purchaser reserves the right to require that it receive such certificates prior to accepting Common Shares for payment. Payment for Common Shares tendered and purchased pursuant to the Offer will be made only after timely receipt by the Depositary of, among other things, such certificates, if such certificates have been distributed to holders of Common Shares. Purchaser will not pay any additional consideration for the Rights tendered pursuant to the Offer.

     If a shareholder desires to tender Common Shares and Rights pursuant to the Offer and such shareholder's Common Share Certificates (as defined in the Offer to Purchase) or, if applicable, Rights Certificates are not immediately available

(including, if the Distribution Date has occurred and Purchaser waives that portion of the Rights Condition requiring that a Distribution Date not have occurred, because Rights Certificates have not yet been distributed) or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Common Shares or Rights may nevertheless be tendered according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase. See Instruction 2 of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility (as defined in the Offer to Purchase) in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF COMMON SHARES (INCLUDING THE ASSOCIATED RIGHTS) WHICH, TOGETHER WITH SHARES OWNED BY PARENT AND PURCHASER, CONSTITUTE AT LEAST 51% OF THE COMMON SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE, (2) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT, AFTER CONSUMMATION OF THE OFFER, THE PROVISIONS OF SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW WOULD NOT PROHIBIT FOR ANY PERIOD OF TIME, OR IMPOSE ANY VOTING REQUIREMENT IN EXCESS OF MAJORITY SHAREHOLDER APPROVAL WITH RESPECT TO, THE PROPOSED MERGER (AS DEFINED IN THE OFFER TO PURCHASE) OR OTHER BUSINESS COMBINATION WITH PURCHASER OR ANY AFFILIATE OF PURCHASER, (3) THE RIGHTS HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY OR PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS ARE INVALID OR OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER, AND (4) PARENT AND PURCHASER HAVING OBTAINED ALL INSURANCE REGULATORY APPROVALS NECESSARY FOR THEIR ACQUISITION OF CONTROL OVER THE COMPANY AND ITS INSURANCE SUBSIDIARIES ON TERMS AND CONDITIONS SATISFACTORY TO PURCHASER, IN ITS SOLE DISCRETION.

     For your information and for forwarding to your clients for whom you hold Common Shares registered in your name or in the name of your nominee, or who hold Common Shares registered in their own names, we are enclosing the following documents:

      1. Offer to Purchase, dated October 20, 1998;

      2. Letter of Transmittal to be used by holders of shares in accepting the Offer and tendering Common Shares and Rights;

      3. Notice of Guaranteed Delivery to be used to accept the Offer if the certificates evidencing such Common Shares and Rights are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis;

      4. A letter which may be sent to your clients for whose accounts you hold Common Shares registered in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer;

      5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

      6. Return envelope addressed to the Depositary.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase, by accepting for payment, and will pay for, all Common Shares (and, if applicable, Rights) validly tendered prior to the Expiration Date promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of all those conditions set forth in "Certain Conditions of the Offer" of the Offer to Purchase. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Common Shares and Rights if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Common Shares and Rights for payment. In all cases, payment for Common Shares and Rights purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Common Shares and Rights or timely confirmation of a book-entry transfer of such Common Shares and Rights, if such procedure is available, into the Depositary's account at The Depository Trust Company pursuant to the procedures set forth in "Procedures for Tendering Common Shares" of the Offer to Purchase,
(ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an Agent's Message (as defined in the Offer to Purchase) and
(iii) any other documents required by the Letter of Transmittal.

     Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager and the Information Agent as described in "Fees and Expenses" of the Offer to Purchase) in connection with the solicitation of tenders of Common Shares and Rights pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

     Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Common Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 6:00 P.M., NEW YORK CITY TIME, ON FRIDAY, DECEMBER 4, 1998, UNLESS THE OFFER IS EXTENDED.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Depositary, and certificates evidencing the tendered Common Shares should be delivered or such Common Shares and Rights should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Common Shares and Rights wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified under "Procedures for Tendering Common Shares" of the Offer to Purchase.

     Any inquiries you may have with respect to the Offer should be addressed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

     Additional copies of the enclosed materials may be obtained from the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                      Very truly yours,



                                      Cochran, Caronia Securities LLC

 NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PARENT, PURCHASER, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.